EXHIBIT 14.1

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I.	Covered Officers/Purpose of the Code

This code of ethics (this “Code”) applies to the persons acting as principal executive officer, principal financial officer and principal accounting officer or controller of General Enterprise Ventures, Inc. (the “Company”), as set forth on Exhibit A and amended from time to time (collectively, the “Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by each series of the Company;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

•	accountability for adherence to this Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interests interfere with the interests of, or the Covered Officer’s service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer’s family, receives improper personal benefits as a result of the Covered Officer’s position with the Company. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with any series of the Company because of their status as “affiliated persons” of the Company.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the Company’s administrator or its principal underwriter of which a Covered Officer is also an officer or employee. As a result, this Code recognizes that Covered Officers will, in the normal course of their duties, whether formally for the Company or any service provider or affiliate of the Company, be involved in establishing policies and implementing decisions that will have different effects on these entities and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and its service providers and affiliates and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Code, such activities will be deemed to have been handled ethically.

The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interests of the Company.

Each Covered Officer must:

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not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by any series of the Company whereby the Covered Officer would benefit personally to the detriment of the series;

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•	not cause the Company or any series to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Company;

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not use material non-public knowledge of portfolio transactions made or contemplated for any series of the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

•	report at least annually any affiliations or other relationships related to conflicts of interest that the Officers Questionnaire covers.

There are some conflict of interest situations that should always be discussed with the Chief Compliance Officer of the Company or Counsel to the Company, if material. Examples of these include:

•	service as a director on the board of any public company;

•	the receipt of any non-nominal gifts;

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the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety;

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any ownership interest in, or any consulting or employment relationship with, any of the Company’s service providers, other than its principal underwriter, transfer agent, administrator or any affiliated person thereof; and

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a direct or indirect financial interest in commissions, transaction charges, soft dollar credits or spreads paid by any series of the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

•	Each Covered Officer shall become familiar with the disclosure requirements generally applicable to the Company.

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Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations.

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Each Covered Officer should, to the extent appropriate within the Covered Officer’s area of responsibility, consult with other officers and employees of the investment advisers to each series of the Company and the Company’s administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that each series of the Company files with, or submits to, the SEC and in other public communications made by the series.

•	It is the responsibility of each Covered Officer to promote Company compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that the Covered Officer has received, read, and understands this Code;

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•	annually thereafter affirm to the Board that the Covered Officer has complied with the requirements of this Code;

•	not retaliate against any other Covered Officer or any employee of the Company or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify the Chief Compliance Officer promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will be considered by the Audit Committee of the Board (the “Committee”), which will make recommendations to the Board.

The Company will follow these procedures in investigating and enforcing this Code:

•	the Chief Compliance Officer for the Company will take all appropriate action to investigate any potential violations reported to the Compliance Officer;

•	the Chief Compliance Officer will review with the outside legal counsel to the Company the findings and conclusions of such investigation;

•	if, after such investigation and review, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action;

•	any matter that the Chief Compliance Officer believes is a violation will be reported to the Committee;

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if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures (including changes to this Code); notification of the violation to appropriate personnel of the investment adviser or the administrator or its board; or a recommendation to take disciplinary action against the Covered Officer, which may include, without limitation, dismissal;

•	the Board will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules, currently on Form N-CSR.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder.

VI.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board.

VII.	Confidentiality

To the extent possible, all records, reports and other information prepared, maintained or acquired pursuant to this Code will be treated as confidential and shall be maintained and protected accordingly. Except as otherwise required by law or regulation or this Code, such matters shall not be disclosed to anyone other than the Board, it being understood that it may be necessary or advisable, that certain matters be disclosed to third parties (e.g., to the board of directors or officers of the investment adviser to an applicable series or the Company’s administrator).

VIII.	Internal Use

This Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.

Adopted and Approved April 1, 2025.

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EXHIBIT A

Persons Covered by this Code of Ethics

Theodore Ralston

Nanuk Warman

Stephen Conboy

Joshua Ralston

Anthony Newton

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EXHIBIT B

Covered Officer Annual Affirmation

For the period ended December 31, 2024

In accordance with Section IV of the Code of Ethics for Principal Executive and Senior Financial Officers (the “Code”), the undersigned Covered Officer of the Company (as defined in the Code) hereby affirms to the Board that the Covered Officer, at all times during the period for which this affirmation is given, has complied with each of the requirements of the Code.

By:

Name:

Date:

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EXHIBIT C

Covered Officer Initial Affirmation of Understanding

In accordance with Section IV of the Code of Ethics for Principal Executive and Senior Financial Officers (the “Code”), the undersigned Covered Officer of the Company (as defined in the Code) hereby affirms to the Board that the Covered Officer has received, read, and understands the Code.

By:

Name:

Date:

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